Exhibit 99.1

Franklin Financial Network Announces Fourth-Quarter Earnings Per Diluted Share Of $0.58

FRANKLIN, Tenn., Jan. 24, 2017 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank"), today announced record financial results for the fourth quarter and twelve months ended December 31, 2016.

For the fourth quarter, net income available for common shareholders increased 54.8% to $7.2 million from $4.6 million for the fourth quarter of 2015. Earnings per diluted share were $0.58 for the fourth quarter of 2016, up 41.5% from $0.41 for the fourth quarter of 2015. The increase in earnings per diluted share is subsequent to an 11.6% increase in weighted average diluted shares outstanding due primarily to the Company's public offering of common stock in November 2016.

For the 12 months ended December 31, 2016, net income available for common shareholders increased 75.4% to $28.0 million from $16.0 million for the twelve months ended December 31, 2015. Earnings per diluted share grew 57.1% for 2016 to $2.42 from $1.54 for 2015. Results for 2016 included an excess tax benefit of $1.0 million, or $0.08 per diluted share, from the exercise of nonqualified stock options and the vesting of restricted stock related to the retrospective adoption of a new accounting standards update. See page 9 for the retrospective impact of this adoption for the first three quarters of 2016.

Highlights for fourth-quarter and full-year 2016 include:

  Return on average assets increased to 1.00% for the fourth quarter and return on average tangible common equity increased to 12.68%, from 0.89% and 11.01% for the fourth quarter of 2015. For 2016, return on average assets increased to 1.10% from 0.92% for 2015, and return on average tangible common equity increased to 14.43% from 10.84%.
  Net interest income plus noninterest income increased 20.1% to $24.3 million for the fourth quarter from $20.2 million for the same period in 2015. Net interest income plus noninterest income increased 33.8% to $96.7 million for 2016 from $72.3 million for 2015.
  The efficiency ratio remained low at 54.55% for the fourth quarter compared with 54.96% for the same quarter in 2015. The efficiency ratio improved to 53.43% for 2016 compared with 58.31% for 2015.
  Total loans, including loans held for sale, increased 36.4% or $479.4 million to $1.80 billion at the quarter's end from $1.32 billion at December 31, 2015.
  Credit quality remained strong, with nonperforming loans at 0.35% of total loans, excluding loans held for sale; the allowance for loan losses at 0.93% of total loans, excluding loans held for sale; and net charge-offs at 0.04% of average loans for the quarter and 0.02% for the year.
  Tangible book value per share increased 25.6% to $19.91 at December 31, 2016, compared with $15.85 at December 31, 2015.

"We are pleased to report that the Company completed another year of profitable growth, with continued solid operating and financial performance for the year and the fourth quarter of 2016," commented Richard Herrington, the Company's Chairman, President, and Chief Executive Officer. "Asset quality remains strong as we enter 2017. Substantial loan growth for the fourth quarter was consistent with our expectations, driving growth in net interest income. Noninterest income for the fourth quarter was below expectations, affected primarily by the impact of rapidly rising mortgage interest rates on our mortgage loans held for sale. However, mortgage production for the quarter remained solid, as did the growth in other noninterest income sources. Additional economies of scale continued to result in a strong efficiency ratio for the quarter, despite significant investment during the year in people, systems and infrastructure required by our current and anticipated growth. As a result, we achieved a 41.5% increase in diluted earnings per share for the quarter, and tangible book value per share increased to $19.91 at the end of 2016, up 25.6% from year-end 2015.

"We are grateful for our colleagues throughout the Company, who are critical to our continued growth and responsible for our 2016 performance, which would not have been possible without their hard work and dedication. Our core middle Tennessee market, comprised primarily of the three-county metro area including Davidson (Nashville), Williamson (Franklin) and Rutherford (Murfreesboro) counties, was one of the leading markets in the country during 2016. All signs point toward continued growth and prosperity in this market in 2017. The combination of a great team and a great market produced an increase in diluted earnings per share for the year of 57.1%. With this outstanding foundation, we enter 2017 confident that our proven strategies and ongoing focus on asset quality, growth and profitability during the coming year position the Company well to achieve our long-term objectives."

Strong Asset Quality

  At December 31, 2016, nonperforming loans were 0.35% of total loans, excluding loans held for sale, compared with 0.10% and 0.25% at September 30, 2016 and December 31, 2015.
  The allowance for loan losses at December 31, 2016, was 0.93% of total loans, excluding loans held for sale, compared with 0.94% and 0.89% at September 30, 2016 and December 31, 2015.
  Net charge-offs for the fourth quarter of 2016 totaled 0.04% of average loans compared with 0.01% for both the third quarter of 2016 and fourth quarter of 2015. Net charge-offs for 2016 totaled 0.02% of average loans compared with 0.01% for 2015.

Attractive, Growing, Local Markets Support Expansion of Balance Sheet

  Total assets were $2.94 billion at December 31, 2016, an increase of 35.8% from December 31, 2015. On January 18, 2017, the Company announced that total assets had crossed the $3 billion threshold, a significant milestone for the Bank that followed achieving $2 billion in assets in September 2015 and $1 billion in assets in July 2014.
  Total loans, including loans held for sale, increased to $1.80 billion at December 31, 2016, up 36.4% or $479.4 million from the end of 2015, primarily due to an increase of $92.7 million in business loans, which included $31.1 million in healthcare loans, and growth in real estate loans, with increases of $116.7 million in construction loans; $139.6 million in 1-4 family real estate loans; and $131.9 million in commercial real estate loans.
  The mix of total loans, excluding loans held for sale, at the end of the fourth quarter changed slightly in comparison with the mix at the end of the prior quarter, with total real estate lending at 78.5% and business loans at 21.3% of total loans, compared with prior-quarter total real estate lending at 77.2% and business loans at 22.6%.
  Deposits were $2.39 billion at December 31, 2016, an increase of 31.9% from December 31, 2015. Non-interest bearing deposits increased 32.2% compared with the fourth quarter of 2015 and interest bearing deposits increased 31.8%.

Strong Growth in the Loan Portfolio and Net Interest Income Drive Earnings per Share

  Net interest income for the fourth quarter of 2016 increased 26.2% to $21.7 million from $17.2 million for the fourth quarter of 2015. The growth in net interest income resulted from strong growth in interest earning assets, partly offset by a slight decrease in yield on interest earning assets, reflecting, in part, an increase in tax-exempt municipal debt in the securities portfolio. The resulting growth in interest income was somewhat offset by the growth and change in mix of funding sources as well as a significantly increased average rate on interest-bearing liabilities, which included the issuance of $60 million of subordinated notes during 2016.  Net interest income for full-year 2016 increased 37.3% to $81.6 million from $59.4 million for 2015.
  The average yield on total interest earning assets was 4.08% for the fourth quarter of 2016, a decrease of four basis points from 4.12% for the same quarter in 2015. The average rate on total interest bearing liabilities was 0.95% for the fourth quarter of 2016, up 28 basis points from 0.67% for the fourth quarter of 2015. This increase was driven, in large part, by the addition of subordinated debt issued by the Company and down streamed to the Bank as equity to support growth. Excluding the subordinated debt, the average rate on Bank funding was 0.79%, an increase of 12 basis points.
  Net interest margin, adjusted for tax equivalent yield, was 3.27% for the fourth quarter of 2016, compared with 3.55% for the fourth quarter of 2015. For full-year 2016, net interest margin, adjusted for tax equivalent yield, was 3.37% compared with 3.62% for 2015.
  Noninterest income for the fourth quarter of 2016 was $2.6 million, down 14.7% from the fourth quarter of 2015. The decrease primarily reflected a decline in net gains on sale of loans compared with the fourth quarter of 2015, meaningfully offset by net gains on the sales and calls of securities, as well as significant growth in wealth management and other service charges and fees income. Contributing to these results, the spike in mortgage interest rates during the fourth quarter of 2016 resulted in a $1.3 million reduction in the valuation of held-for-sale mortgages. For full-year 2016, noninterest income increased 17.8% to $15.1 million from $12.9 million.
  Noninterest expense increased 19.2% to $13.2 million for the fourth quarter of 2016 from $11.1 million for the fourth quarter of 2015, primarily due to increased salaries and employee benefits related to both the Company's growth and stronger mortgage loan production and continued investments in systems and infrastructure. The Company's efficiency ratio improved to 54.55% for the fourth quarter of 2016, compared with 54.96% for the fourth quarter of 2015. For full-year 2016, the efficiency ratio improved to 53.43% compared with 58.31% for 2015.
  The Company's effective income tax rate improved to 27.3% for the fourth quarter of 2016 compared with 35.4% for the fourth quarter of 2015, largely due to the retrospective adoption of a new accounting standards update, as well as an increase in municipal debt in the securities portfolio and other tax strategies.  The effective income tax rate for full-year 2016 improved to 29.5% from 35.9% for 2015. The adoption of the accounting standards update reduced the effective income tax rate by 4.0% for the fourth quarter of 2016 and by 2.5% for the year ended December 31, 2016.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 9:00 a.m. (CT) on Wednesday, January 25, 2017, to discuss operating and financial results for the fourth quarter of 2016. To access the call for audio only, please call 1-844-378-6480. For the presentation materials and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, expected operating results, strategy for growth and profitability, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $3.0 billion at January 18, 2017, the Bank currently operates through 12 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

FRANKLIN FINANCIAL NETWORK CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and due from financial institutions	$ 90,927	$ 52,394
Certificates of deposit at other financial institutions	1,055	250
Securities available for sale	754,755	575,838
Securities held to maturity (fair value 2016—$227,892 and 2015—$161,969)	228,894	158,200
Loans held for sale, at fair value	23,699	14,079
Loans	1,773,592	1,303,826
Allowance for loan losses	(16,553)	(11,587)

Net loans	1,757,039	1,292,239

Restricted equity securities, at cost	11,843	7,998
Premises and equipment, net	9,551	7,640
Accrued interest receivable	9,931	7,299
Bank owned life insurance	23,267	22,619
Deferred tax asset	15,013	9,430
Assets held for sale	—	1,640
Foreclosed assets	—	200
Servicing rights, net	3,621	3,455
Goodwill	9,124	9,124
Core deposit intangible, net	1,480	2,043
Other assets	2,990	3,344

Total assets	$ 2,943,189	$ 2,167,792

LIABILITIES AND EQUITY
Deposits
Noninterest bearing	$ 233,781	$ 176,742
Interest bearing	2,158,037	1,637,297

Total deposits	2,391,818	1,814,039
Federal funds purchased and repurchase agreements	83,301	101,086
Federal Home Loan Bank advances	132,000	57,000
Subordinated notes and other borrowings	58,337	—
Accrued interest payable	1,924	644
Other liabilities	5,448	6,207

Total liabilities	2,672,828	1,978,976
Equity
Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 1,000,000 shares authorized; no shares outstanding at December 31, 2016; 10,000 shares issued and outstanding at December 31, 2015	—	10,000
Common stock, no par value; 20,000,000 and 10,000,000 shares authorized; 13,036,954 and 10,571,377 issued at December 31, 2016 and 2015, respectively	218,354	147,784
Retained earnings	59,386	31,352
Accumulated other comprehensive income (loss)	(7,482)	(320)

Total shareholders' equity	270,258	188,816
Noncontrolling interest in consolidated subsidiary	103	—

Total equity	270,361	188,816

Total liabilities and equity	$ 2,943,189	$ 2,167,792

FRANKLIN FINANCIAL NETWORK, INC. CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Interest income and dividends	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$ 21,372	$ 15,503	$ 78,236	$ 53,574
Securities:
Taxable	3,904	3,278	15,306	12,362
Tax-Exempt	1,833	1,176	5,609	2,331
Dividends on restricted equity securities	146	100	500	350
Federal funds sold and other	81	24	256	104

Total interest income	27,336	20,081	99,907	68,721

Interest expense
Deposits	4,116	2,725	14,234	8,688
Federal funds purchased and repurchase agreements	66	74	303	306
Federal Home Loan Bank advances	373	87	884	312
Subordinated notes and other borrowings	1,082	—	2,902	—

Total interest expense	5,637	2,886	18,323	9,306

Net interest income	21,699	17,195	81,584	59,415
Provision for loan losses	1,145	1,876	5,240	5,030

Net interest income after provision for loan losses	20,554	15,319	76,344	54,385

Noninterest income
Service charges on deposit accounts	46	35	185	113
Other service charges and fees	796	657	3,041	2,644
Net gains on sale of loans	324	1,386	7,183	6,959
Wealth management	551	369	1,894	1,283
Loan servicing fees, net of amortization of servicing assets	24	40	22	227
Gain on sales and calls of securities	637	304	2,172	833
Net gain (loss) on foreclosed assets	4	(4)	40	26
Other	171	205	603	771

Total noninterest income	2,553	2,992	15,140	12,856

Noninterest expense
Salaries and employee benefits	7,930	6,080	30,029	24,040
Occupancy and equipment	2,064	1,628	7,627	6,589
FDIC assessment expense	680	375	2,068	1,167
Marketing	151	261	762	956
Professional fees	540	1,043	3,546	2,425
Other	1,864	1,707	7,649	6,963

Total noninterest expense	13,229	11,094	51,681	42,140

Income before income tax expense	9,878	7,217	39,803	25,101
Income tax expense	2,699	2,553	11,746	9,021

Net income	7,179	4,664	28,057	16,080
Dividends paid on Series A preferred stock	—	(25)	(23)	(100)
Net income attributable to noncontrolling interest	—	—	—	—

Net income available to common shareholders	$ 7,179	$ 4,639	$ 28,034	$ 15,980

Earnings per share:
Basic	$ 0.61	$ 0.44	$ 2.56	$ 1.62
Diluted	0.58	0.41	2.42	1.54

FRANKLIN FINANCIAL NETWORK, INC. AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED) (Amounts in thousands, except percentages)

	Three Months Ended December 31,
	2016			2015
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 1,732,872	$ 21,397	4.91%	$ 1,232,217	$ 15,520	5.00%
Securities available for sale(6)	742,614	4,676	2.50%	584,826	3,686	2.50%
Securities held to maturity(6)	232,350	2,244	3.84%	147,236	1,529	4.12%
Certificates of deposit at other financial institutions	1,055	4	1.51%	250	1	1.59%
Federal funds sold and other(2)	74,582	223	1.19%	44,952	123	1.09%

TOTAL INTEREST EARNING ASSETS	$2,783,473	$ 28,544	4.08%	$2,009,481	$ 20,859	4.12%
Allowance for loan losses	(16,137)			(10,454)
All other assets	89,146			78,877

TOTAL ASSETS	$ 2,856,482			$ 2,077,904
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 452,224	$ 558	0.49%	$ 262,076	$ 201	0.30%
Money market	642,541	1,086	0.67%	504,715	698	0.55%
Savings	52,533	41	0.31%	41,004	47	0.45%
Time deposits	964,396	2,431	1.00%	784,194	1,779	0.90%
Federal funds purchased and other(3)	45,091	66	0.58%	53,122	74	0.55%
Federal Home Loan Bank advances	153,087	373	0.97%	57,000	87	0.61%
Subordinated notes and other borrowings	58,315	1,082	7.38%	—	—	— %

TOTAL INTEREST BEARING LIABILITIES	$ 2,368,187	$ 5,637	0.95%	$ 1,702,111	$ 2,886	0.67%
Demand deposits	239,962			179,689
Other liabilities	12,336			7,644
Total equity	235,997			188,460

TOTAL LIABILITIES AND EQUITY	$ 2,856,482			$ 2,077,904
NET INTEREST SPREAD(4)(6)			3.13%			3.45%
NET INTEREST INCOME(6)		$ 22,907			$ 17,973
NET INTEREST MARGIN(5)(6)			3.27%			3.55%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)

Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank, the Federal Home Loan Bank and other financial institutions.

(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Averages balances are average daily balances.

	Year ended December 31,
	2016			2015
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 1,586,829	$ 78,329	4.94%	$ 1,009,130	$ 53,647	5.32%
Securities available for sale(6)	666,745	16,593	2.49%	545,878	13,314	2.44%
Securities held to maturity(6)	203,884	7,943	3.90%	80,932	2,887	3.57%
Certificates of deposit at other financial institutions	827	15	1.81%	250	6	2.40%
Federal funds sold and other(2)	70,424	741	1.05%	48,883	448	0.92%

TOTAL INTEREST EARNING ASSETS	$ 2,528,709	$ 103,621	4.10%	$ 1,685,073	$ 70,302	4.17%
Allowance for loan losses	(13,923)			(8,398)
All other assets	42,482			74,022

TOTAL ASSETS	$ 2,557,268			$ 1,750,697
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 332,285	$ 1,411	0.42%	$ 268,745	$ 806	0.30%
Money market	617,036	3,853	0.62%	464,588	2,616	0.56%
Savings	49,525	162	0.33%	35,779	164	0.46%
Time deposits	944,086	8,808	0.93%	545,405	5,102	0.94%
Federal funds purchased and other(3)	48,841	303	0.62%	48,789	306	0.63%
Federal Home Loan Bank advances	94,937	884	0.93%	46,447	312	0.67%
Subordinated notes and other borrowings	39,276	2,902	7.39%	—	—	— %

TOTAL INTEREST BEARING LIABILITIES	$ 2,125,986	$ 18,323	0.86%	$ 1,409,753	$ 9,306	0.66%
Demand deposits	210,780			164,284
Other liabilities	12,739			7,727
Total equity	207,763			168,933

TOTAL LIABILITIES AND EQUITY	$ 2,557,268			$ 1,750,697
NET INTEREST SPREAD(4)(6)			3.24%			3.51%
NET INTEREST INCOME(6)		$ 85,298			$ 60,996
NET INTEREST MARGIN(5)(6)			3.37%			3.62%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)

Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank, the Federal Home Loan Bank and other financial institutions.

(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Averages balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Income Statement Data ($):
Interest income	27,336	25,724	24,286	22,561	20,081
Interest expense	5,637	5,049	4,352	3,285	2,886
Net interest income	21,699	20,675	19,934	19,276	17,195
Provision for loan losses	1,145	1,392	1,567	1,136	1,876
Noninterest income	2,553	4,876	4,626	3,085	2,992
Noninterest expense	13,229	13,708	12,913	11,831	11,094
Net income before taxes	9,878	10,451	10,080	9,394	7,217
Income tax expense(4)	2,699	3,314	2,572	3,161	2,553
Net income	7,179	7,137	7,508	6,233	4,664
Earnings before interest and taxes	15,515	15,500	14,432	12,679	10,103
Net income available to common shareholders	7,179	7,137	7,508	6,210	4,639
Weighted average diluted common shares(4)	12,473,725	11,415,422	11,320,705	11,215,473	11,180,629
Earnings per share, basic	0.61	0.67	0.70	0.59	0.44
Earnings per share, diluted(4)	0.58	0.63	0.66	0.55	0.41
Profitability (%)
Return on average assets	1.00	1.07	1.22	1.12	0.89
Return on average equity	12.10	13.78	15.53	12.90	9.82
Return on average tangible common equity	12.68	15.48	16.47	14.36	11.01
Efficiency ratio	54.55	53.65	52.58	52.91	54.95
Net interest margin(1)	3.10	3.19	3.33	3.56	3.39
Balance Sheet Data ($):
Loans (including HFS)	1,797,291	1,680,877	1,567,537	1,433,623	1,317,905
Loan loss reserve	16,553	15,590	14,253	12,676	11,587
Cash	90,927	56,804	72,050	62,054	52,394
Securities	983,649	905,806	909,531	746,781	734,038
Goodwill	9,124	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,509	1,650	1,792	1,946	2,107
Assets	2,943,189	2,703,195	2,607,101	2,300,094	2,167,792
Deposits	2,391,818	2,217,954	2,249,735	1,953,573	1,814,039
Liabilities	2,672,828	2,493,551	2,402,825	2,108,184	1,978,976
Total equity	270,361	209,644	204,276	191,910	188,816
Common equity	270,258	209,644	204,276	191,910	178,816
Tangible common equity	259,625	198,870	193,360	180,840	167,585
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.35	0.10	0.10	0.12	0.25
Nonperforming assets / (total loans(2) + foreclosed assets)	0.35	0.10	0.12	0.14	0.27
Loan loss reserve / total loans(2)	0.93	0.94	0.92	0.89	0.89
Net charge-offs / average loans	0.04	0.01	0.00	0.01	0.01
Capital (%)
Tangible common equity to tangible assets	8.85	7.39	7.45	7.90	7.77
Leverage ratio(3)	9.28	7.15	7.33	7.69	8.48
Common Equity Tier 1 ratio(3)	11.75	9.09	9.22	9.60	10.08
Tier 1 risk-based capital ratio(3)	11.75	9.09	9.22	9.60	10.51
Total risk-based capital ratio(3)	12.48	12.74	12.93	12.49	11.21

(1)	Net interest margins shown in the table above do not include tax-equivalent adjustments.
(2)	Total loans in this ratio exclude loans held for sale.
(3)	Capital ratios for December 31, 2016 are estimates, since the Company's quarterly regulatory reports have not yet been filed.
(4)

This item reflects the retrospective adoption of a new accounting standards update.  Prior to adoption, diluted earnings per share amounts for periods in 2016 were as follows:  September 30, 2016 - $0.62; June 30, 2016 - $0.62; and March 31, 2016 – $0.56.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as net income available to common shareholders divided by average tangible common shareholders' equity;
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income;
  "Adjusted yield on loans" is our yield on loans after excluding loan accretion from our acquired loan portfolio. Our management uses this metric to better assess the impact of purchase accounting on our yield on loans, as the effect of loan discount accretion is expected to decrease as the acquired loans mature or roll off of our balance sheet;
  "Net interest margin" is defined as annualized net interest income divided by average interest-earning assets for the period;
  "Adjusted net interest margin" is net interest margin after excluding loan accretion from the acquired loan portfolio and premiums for acquired time deposits. Our management uses this metric to better assess the impact of purchase accounting on net interest margin, as the effect of loan discount accretion and accretion of net discounts and premiums related to deposits is expected to decrease as the acquired loans and deposits mature or roll off of our balance sheet.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Total shareholders' equity	$ 270,258	$ 209,644	$ 204,276	$ 191,910	$ 188,816
Less: Preferred stock	—	—	—	—	10,000
Total common shareholders' equity	270,258	209,644	204,276	191,910	178,816
Common shares outstanding	13,036,954	10,757,483	10,689,481	10,586,592	10,571,377
Book value per share	$ 20.73	$ 19.49	$ 19.11	$ 18.13	$ 16.92
Total common shareholders' equity	270,258	209,644	204,276	191,910	178,816
Less: Goodwill and other intangible assets	10,633	10,774	10,916	11,070	11,231
Tangible common shareholders' equity	$ 259,625	$ 198,870	$ 193,360	$ 180,840	$ 167,585
Common shares outstanding	13,036,954	10,757,483	10,689,481	10,586,592	10,571,377
Tangible book value per share	$ 19.91	$ 18.49	$ 18.09	$ 17.08	$ 15.85

Average total shareholders' equity	$ 235,984	$ 206,009	$ 194,385	$ 194,383	$ 188,460
Less: Average Preferred stock	—	—	—	9,231	10,000
Less: Average Goodwill and other intangible assets	10,719	10,855	11,006	11,165	11,309
Average tangible common shareholders' equity	$ 225,265	$ 195,154	$ 183,379	$ 173,987	$ 167,151

Net income available to common shareholders	$ 7,179	$ 7,137	$ 7,508	$ 6,210	$ 4,639
Average tangible common equity	225,265	195,154	183,379	173,987	167,151
Return on average tangible common equity	12.68%	14.55%	16.47%	14.36%	11.01%

Efficiency Ratio:
Net interest income	$ 21,699	$ 20,675	$ 19,934	$ 19,276	$ 17,195
Noninterest income	2,553	4,876	4,626	3,085	2,992
Operating revenue	24,252	25,551	24,560	22,361	20,187
Expense
Total noninterest expense	13,229	13,708	12,913	11,831	11,094
Efficiency ratio	54.55%	53.65%	52.58%	52.91%	54.96%

Annualized interest and fees from loans	$ 85,023	$ 80,329	$ 76,136	$ 71,358	$ 61,506
Average loans	1,714,638	1,620,347	1,497,556	1,364,467	1,232,218
Reported yield on loans(1)	4.96%	4.96%	5.08%	5.23%	4.99%
Annualized accretion income on acquired loans	$ 1,306	$ 841	$ 1,108	$ 1,447	$ 1,409
Less: Effect of accretion income on acquired loans	(0.08%)	(0.05%)	(0.07%)	(0.11%)	(0.11%)
Adjusted yield on loans	4.88%	4.91%	5.01%	5.12%	4.88%

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Annualized net interest income	$ 86,324	$ 82,251	$ 80,174	$ 77,528	$ 68,219
Average earning assets	2,783,473	2,576,294	2,404,060	2,177,905	2,009,481
Reported net interest margin(1)	3.10%	3.19%	3.33%	3.56%	3.39%
Annualized accretion income on acquired loans	$ 1,306	$ 841	$ 1,108	$ 1,447	$ 1,409
Effect of accretion income on acquired loans	(0.05%)	(0.03%)	(0.05%)	(0.07%)	(0.07%)
Annualized premium amortization on acquired deposits	$ —	$ —	$ —	$ —	$ —
Effect of premium amortization of acquired deposits	(0.00%)	(0.00%)	(0.00%)	(0.00%)	(0.00%)
Net interest margin adjusted for purchase accounting adjustments	3.05%	3.16%	3.28%	3.49%	3.32%

(1)	The yields and margins reported in the table above do not include any tax-equivalent adjustments.

Investor Relations Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com